Exhibit 99.1

Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities Announces Second Quarter Order Trends and Recent Share Repurchase Activity

Bonita Springs, FL (June 12, 2006)—WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today announced order trends for the second quarter of 2006 as well as its recent share repurchase activity.

The company is continuing to experience order activity well below year-ago levels, in part due to significantly lower traffic at many of its Florida communities as well as the company’s decision to delay the release of several of its towers because of softness in market demand. For the first two months of the 2006 second quarter, combined homebuilding orders declined almost 50% over the same period a year ago. Traditional Homebuilding orders were down 42% vs. year-ago levels while Tower Homebuilding orders dropped 84%. The company now believes orders for the full year 2006 will likely fall at least 20% below 2005 order levels, in part due to the company’s expectation of releasing to market only three to five towers during the year compared to its prior expectation of 11 to 13.

The current business environment provides less earnings visibility, including the current quarter, and it now appears that the company may report earnings for the second quarter below the lower-end of its May 9th guidance of $0.75 to $0.85.

“With the near-term environment challenging, due to slower demand and increased resale inventory on the market, the company has taken steps to slow down construction activity and capital spending until there is equilibrium between supply and demand in our markets,” said WCI President and CEO Jerry Starkey. “Our new and re-opened communities have absorbed well, particularly in the Northeast U.S., where our sales are above year-ago levels. While most of our Florida communities have seen sales activity below our expectations this year, we believe the historic economic and demographic drivers of the Florida homebuilding market will eventually overcome the ‘wait and see’ sentiment of many would-be consumers today.”

The company also announced it repurchased two million shares at an average price of $21.79 during the second quarter. Year-to-date, WCI has repurchased three million shares and has two million shares remaining on its current Board authorization.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the low-$200,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty

Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 25,000 traditional and tower homes.

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For more information about WCI and its residential communities visit www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.